Exhibit 10.2

November 21, 2016

Mr. Stephen J. Hagge
475 West Terra Cotta Avenue, Suite E
Crystal Lake, IL 60014

Dear Stephen:

The purpose of this letter is to memorialize certain terms by which you will continue to serve as the President and Chief Executive Officer of AptarGroup, Inc. (the “Company”) following December 31, 2016, the date specified in your Employment Agreement with the Company, entered into as of January 1, 2012 (the “Employment Agreement”), as the date on which your employment with the Company was scheduled to terminate.

Term.  You agree to continue to serve as the Company’s President and Chief Executive Officer from January 1, 2017 through March 31, 2017 (the “Term”); provided, that if the Board appoints your successor and that successor assumes the position of the Company’s President and Chief Executive Officer prior to the expiration of the Term, you will remain an employee of the Company, serving as Special Advisor to the Chief Executive Officer, through the expiration of the Term.  As the Special Advisor to the Chief Executive Officer, you agree to provide transition and other related services to the Company through the expiration of the Term to provide an effective transition of your executive responsibilities to the Company’s incoming President and Chief Executive Officer. You and the Company agree that the anticipated level of all services that you will perform for the Company during the Term will be in excess of 20% of the average level of services that you had performed for the Company during the prior three-year period.

Compensation.  During the Term, you will receive a monthly payment of $100,000 and your welfare benefits and perquisite arrangements will continue at the same level that they were during 2016; provided, that if your employment with the Company is terminated during the Term for “Cause” (as defined in the Employment Agreement) or you voluntarily resign from the Company for any reason, you will cease to be eligible to receive the foregoing compensation and benefits; provided, further, if your employment with the Company is terminated for any reason prior to the commencement of the Term, you will not be entitled to the benefits set forth in this paragraph. For the avoidance of doubt, you will not participate in the Company’s 2017 annual incentive program or be eligible to receive 2017 equity or long-term incentive awards; provided, however, that you will be eligible to participate in the Company’s non-employee director compensation program, as in effect from time to time, for your service as a non-employee director following the expiration of the Term.  Notwithstanding anything in this letter agreement to the contrary, your 2016 annual bonus and your outstanding stock options, restricted stock units and outperformance awards will remain subject to the applicable award agreements and underlying plan documents.

Employment Agreement.  You and the Company hereby acknowledge and agree that your agreement to remain as the Company’s President and Chief Executive Officer during the Term does not constitute a waiver of the benefits described in Section 4(j) of the Employment Agreement and that you will remain eligible to receive such benefits based on your 2016 annual base salary level, subject to the provisions of Section 4(k) of the Employment Agreement (including, without limitation, the required six-month delay for the payment of nonqualified deferred compensation upon your separation from service).  You also further acknowledge that the terms of your Employment Agreement, except as expressly modified by this letter agreement, will remain in effect, including your continued obligation to comply with Section 5 and Section 6 of the Employment Agreement.

Again, thank you for your many years of dedicated service to the Company and your agreement to continue to serve as the Company’s President and Chief Executive Officer and to assist the Company in its leadership transition.

Sincerely,

APTARGROUP, INC.

By: /s/ King Harris
King Harris
Chairman of the Board of Directors of AptarGroup, Inc.

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

/s/ Stephen J. Hagge
STEPHEN J. HAGGE

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